Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights of the Buying Funds” in the Combined Proxy Statement/Prospectus and “Independent Registered Public Accounting Firms” in the Statement of Additional Information and to the incorporation by reference of our report dated May 21, 2010 with respect to the financial statements and financial highlights of RiverSource Precious Metals and Mining Fund included in the Annual Report for the year ended March 31, 2010; and incorporated by reference into the Registration Statement (Form N-14) as filed with the Securities and Exchange Commission.

Minneapolis, Minnesota

December 27, 2010